EXHIBIT 10.2

GOVERNMENT OF PUERTO RICO
PUERTO RICO ELECTRIC POWER AUTHORITY

EMERGENCY MASTER SERVICE AGREEMENT FOR PREPA’S ELECTRICAL GRID REPAIRS - HURRICANE MARIA

APPEAR

AS FIRST PARTY: The Puerto Rico Electric Power Authority (PREPA), a public corporation and government instrumentality of the Commonwealth of Puerto Rico, created by Act 83 of May 2, 1941, as amended, represented in this act by its Executive Director, Ricardo Luis Ramos Rodríguez, of legal age, married, engineer and resident of Caguas, Puerto Rico.

AS SECOND PARTY: Cobra Acquisitions LLC, a limited liability company organized and existing under the laws of the State of Delaware with a place of business at 14201 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134, herein represented by Arty Straehla, of legal age, married, and a resident of Oklahoma City, Oklahoma, hereinafter referred to collectively as “the Contractor”) whose authority of representation is evidenced by corporate resolution.

WITNESSETH

In consideration of the mutual covenants hereinafter stated, the Parties agree themselves, their personal representatives, and successors as follows:

TERMS AND CONDITIONS

ARTICLE 1: Scope of Contract

The Contractor shall provide labor, supervision, tools, equipment and materials necessary to perform the storm restoration services at various locations in PREPA’s service areas, all in strict accordance with the provisions of this contract and contractor’s proposal attached hereto as Exhibit A. PREPA will sign one Contract Release for each line, feeder or segment project. The terms and conditions stated in this Contract will govern on any Contract Release all in accordance and compliance with FEMA guidelines and regulations.

ARTICLE 2: Definitions

Whenever the words defined in this article or pronouns used instead are mentioned in this Contract, they shall have the meanings here given:

1)	Engineer - shall mean the Transmission and Distribution Director of PREPA, acting directly or through his properly authorized representatives.

2)	Contracting Officer - shall mean the Chief of Supply Chain Division and Contracting Officer of PREPA, acting directly or through his properly authorized representatives.

3)
Contract - shall mean collectively, all the covenants, terms, and stipulations in these articles of agreement, which constitute an amendment and supersedes to that contract entered into by the parties on September 26, 2017, and in all supplementary documents hereto attached which constitute essential parts of the Contract and are hereby made part thereof, to wit:

- Contract
- Contractor’s Proposal (attached hereto as Exhibit A)
- Contractor’s Rate Structure (attached hereto as Exhibit B)
-     Contractor’s Standard Equipment and Tooling Schedule (attached hereto as Exhibit C)

4)
Change order - A written agreement between the parties that sets out changes in price, time, or scope of work to the Contract, which has been approved by the appropriate official pursuant to the general authorization for approval.

5)
Contract Release – A purchase order created with reference to this contract, the contract release documentation (order date, quantity, value, number of the contract release order, account number, among others) is included as part of each release.

ARTICLE 3: Consideration

In accordance with the terms and conditions contained herein, PREPA agrees to pay and the Contractor accepts that PREPA will make payment for the work performed on a Time and Materials basis at the rates, and subject to the terms, set forth in Exhibit B and Exhibit C, as supplemented from time to time by additional subcontractors. As compensation for services rendered under this Contract, PREPA and the Contractor agree that the total amount to be paid under this Contract shall not exceed $200,000,000 (the Contract Amount). All payments shall be made after the approval of the Contract Release.

PREPA will only pay for Services already rendered before the submitted invoice date. PREPA will not be required to make advance payments for any future service to be rendered by Contractor under the Contract, except for those services related to the initial mobilization and final demobilization. Contractor shall submit invoices two times each week (on Monday and Thursday) which will include a description of the services rendered as per established in Contractor’s Proposal, Contractor’s Rate Structure and Contractor’s Standard Equipment and Tooling

Schedule. Each invoice shall be itemized and must be duly certified by an authorized representative of the Contractor.

PREPA will approve invoices within seven (7) calendar days, from time of receipt from contractors’ initial submission. PREPA will review the invoices and if they are in compliance with the requirements set forth in the Contract, PREPA will proceed with payment within three (3) calendar days of the approval of invoice. Payment is due upon approval of a valid invoice. In any event, payment terms to contractor shall not exceed Net 10 Days from date of submission of invoice by contractor to PREPA. A finance charge of 1% per month shall be due on payments received after the date due pursuant to the schedule described above.

All invoices submitted by the Contractor shall include the following Certification in order to proceed with its payment.

•	No Interest Certification:

Under penalty of absolute nullity, I hereby certify that no employee, official or director of PREPA is a party or has been granted any interest or payment by Consultant in the profits or benefits to be obtained under this Contract by Consultant or if any employee, official or director of PREPA has any interest in the profits or benefits under this Contract a waiver has been previously obtained. I, also certify that the only consideration to provide the services under this Contract to Consultant is the payment agreed with PREPA’s authorized representative. The total amount of this invoice is fair and correct. The services were provided and no payment has been received for said concept.

Contractor's Signature”

This is an essential requirement and those invoices without this Certification will not be processed for payment. In order to comply with the certiଁcation requirements set forth above, Contractor shall require that subcontractors providing Services also make the certiଁcation set forth above in any invoices submitted in connection with the Services.

All invoices have to be sent to the following address:
Puerto Rico Electric Power Authority,
Accounts Payable Section,
PO Box 70253,
San Juan, Puerto Rico 00936-0253

ARTICLE 4: Commencement and Completion of Work

4.1	Inspection and Delivery

Unless mutually agreed, all works shall be completed as per schedule of proposed progress from the commencement date as established per Contract Release for all work to be performed. The commencement date will be the beginning date stated on the letter of mobilization.

4.2	Schedule of Proposed Progress

Contractor will use commercially reasonable efforts to perform the work in such a manner to meet PREPA’s scheduling expectations, but PREPA waives any claim against Contractor related to delayed completion of the work.

4.3	Contract Term

This Contract shall be in effect for a period of twelve months beginning on the date on which parties sign the Contract and the Contractor receives the Deposit specified on Exhibit B (the “Original Term”). PREPA may extend the Original Term for additional periods on a month-to-month basis up to twelve (12) months by written amendment between the parties; provided, however, to the extent work performed concludes prior to a full month period, payment will be made for actual days worked.

ARTICLE 5: Suspension of Work

5.1
PREPA may, at any time, suspend the whole or any portion of the work under this Service Contract Order, by providing Contractor with a written notice stating the reasons for suspension at least five (5) days in advance of the day the suspension shall take effect. The right of PREPA to suspend the work shall not be construed as denying the Contractor all actual, reasonable and necessary costs and expenses due to the delays caused by such suspension.

5.2	Either Party may suspend the whole or any portion of the work under this Order by reason of the occurrence of a Force Majeure event as described in Article 10 herein.

5.3
In case of suspension of the work by PREPA for any reason, or in case the work is suspended in whole or in part due to the occurrence of a Force Majeure event, Contractor’s obligations shall be extended for a period of time reasonably necessary to overcome the effects of any such suspension. Contractor will also have the right to claim lost revenue standing time of manpower and equipment, and overhead costs.

5.4
If the suspension extends for more than fifteen (15) days, the Contractor shall have the right to an equitable adjustment to the amounts payable to Contractor and the Contract shall be modified in writing accordingly. If a suspension extends beyond thirty (30) days, Contractor has the right to terminate this contract.

ARTICLE 6: Methods and Data

PREPA reserves the right to review and approve all methods and data, which the Contractor develops hereunder. Such review or approval shall in no way relieve the Contractor from its responsibilities, obligations or liabilities under this Contract. The Contractor shall obtain such reviews or approval in writing from PREPA. The Contractor shall keep at the working area a copy of the Contract and its supplementary documents at all times, give the Engineer access thereto.

ARTICLE 7: Changes and/or Extra Work

PREPA may, at any time, by written order, make changes in the Services or work to be performed within the general scope of this Contract. These works assignment shall be agreed between Contractor and PREPA. The approval of this extra work is subject to PREPA's Project Manager. The Contractor shall work with PREPA to supply Emergency Crews for this purpose. Those Crews shall be independent of the Circuit Crews assigned to the scheduled circuit. All contractual specifications shall apply. If such changes cause an increase or decrease in Contractor’s cost of, or time required for, performance of any services under this Contract, an equitable adjustment shall be made and this Contract shall be modified in writing accordingly. Provided, however, that no changes shall be made to the scope of the Services that would render the costs incurred in the performance of this Contract unallowable or not allocable under, or outside the scope or not reasonable for the completion of, Federal grant awards from the Federal Emergency Management Agency (“FEMA”) or any other U.S. Federal agency.

ARTICLE 7A: Payment

Payment shall be Time and Materials at the rates set forth in the attached schedule of rates. Payment for work performed under the Contract shall not exceed the ceiling price specified in the attached schedule of rates. PREPA shall have no obligation to pay the Contractor any amounts in excess of the Contract ceiling price. The Contractor shall not be obligated to continue performance if to do so would exceed the ceiling price specified in the attached schedule of rates, unless and until PREPA notifies the Contractor in writing that the ceiling price has been increased and specifies in the notice a revised ceiling that shall constitute the ceiling price for performance under this Contract. When and to the extent that the ceiling price set forth in the attached schedule of rates has been increased, any hours expended and material costs incurred by Contractor in excess of the ceiling price before the increase shall be allowable to the same extent as if the hours expended and material costs had been incurred after the increase in the ceiling price.

ARTICLE 8: Inspection

During the progress of work, the Engineer or its authorized representatives shall make daily inspections to evaluate all assigned works as established and accepted by PREPA to ensure Contractor compliance with the power line speciଁcations. All jobs shall be executed, performed and built in full compliance with PREPA’s Electrical Codes and any other special requirement established previous the commencement of works. Job sites shall be marked with cones and signs visible from the nearest road to identify crew location.

All work performed by the Contractor is subject to inspection and approval by PREPA. PREPA to clearing identify and provide the required specification prior to commencement of work. Any work not meeting PREPA or generally accepted power line construction standards or turned in falsely will be redone at no cost to PREPA. If subsequent inspections are required alter the initial follow up the actual cost shall be billed to Contractor. The presence of PREPA personnel shall not in any way alter, modify, or lessen the obligation of the Contractor to comply with the requirements of this Contract. Any inspection by PREPA personnel shall not be considered as an acceptance of waiver of warranty or other rights of the work inspected.

The Contractor shall promptly correct all work reasonably deemed by PREPA as failing to conform to the power grid construction specifications provided by PREPA to the Contractor pursuant to the previous paragraph. The Contractor shall promptly remedy the lack of performance and execute the work in accordance with the speciଁcations, without expense to PREPA. If the Contractor fails to correct work deemed by PREPA within a reasonable time after notice has been given to the Contractor, PREPA may correct such work at the expense of the Contractor. Such expense may be deducted by PREPA from any payments due or to become due to the Contractor or, if ଁnal payment has been made, the Contractor shall reimburse PREPA such amounts.
Contractor will not be subject to compliance with any performance specification during the duration of this reconstruction work.
ARTICLE 9: Access to Work

1)	The Contractor shall permit all persons appointed or authorized by PREPA to visit and inspect the work or any part thereof at all times and places during the progress of same.

2)
Subject to appropriate safety considerations, the Contractor agrees to provide the FEMA Administrator or his authorized representatives’ access to work sites pertaining to the work being completed under the Contract.

ARTICLE 10: Force Majeure

Notwithstanding anything to the contrary herein contained, it is agreed that either party hereto will be relieved of its obligations hereunder in the event and to the extent that performance hereof is delayed or prevented by any cause beyond its control and not caused by the party hereto claiming relief hereunder, including, without limitation, acts of God, industrial disturbances, acts of the public enemy, war, blockages, boycotts, riots, insurrections, epidemics, earthquakes, storms, floods, civil disturbances, lockouts, fires, explosions, interruptions of services due to the acts or failure to act of any governmental authority, provided that these events, or any other claimed as a Force Majeure event, and/or its effects, are beyond the reasonable control and were not caused by the fault or negligence of the party claiming the Force Majeure event, and that such party, within ten (10) days after the occurrence of the alleged Force Majeure, gives the other party written notice describing the particulars of the occurrence and its estimated duration. The burden of proof as to whether a Force Majeure has occurred shall be on the party claiming the Force Majeure.

ARTICLE 11: Suspension of Payment

If Contractor fails in completing the work, or any separable part thereof, within the timeframe established in Article 4, Commencement and Completion of Work, PREPA may, as its option, retain that portion of the payment attributable to the non-conforming work until such service discrepancies have been corrected.

In case of delay, the Contractor shall within ten (10) days from the beginning of any such delay notify the Engineer in writing of the causes of delay, who shall ascertain the facts and the extent of the delay and extend the time for completing the work when in his judgment the findings of facts justify such an extension, and his findings of facts thereon shall be final and conclusive on the parties hereto, subject only to appeal by the Contractor as provided in the ARTICLE 27, Disputes; provided that, no claim made by Contractor against PREPA, its agents, contractors, subcontractors, employees, successors, assignees, for any cause whatsoever, during the progress of any portion of the work embraced in the Contract shall relieve any of the parties from the performance of its obligations and of the work under this Contract, which shall not suffer any delay by reason of a claim being ascertained by either Party under this Contract.
ARTICLE 12: Insurance

The Contractor shall obtain and maintain in full force and effect during the life of this Contract and thereafter as provided herein, policies of insurance covering all operations engaged in by the Contract, which shall be formally agreed with insurance companies authorized to do business in Puerto Rico, and to that the effect it shall provide in original certificates of insurance and endorsements, as follows:

A.	Workers Compensation Insurance

The Contractor shall provide Workers Compensations Insurance as required by the Workmen’s Compensation Act of the Commonwealth of Puerto Rico, or in case of emergency short term work, a policy from the contractor’s state of operation shall be accepted. The Contractor shall be responsible for compliance with said Workmen’s Compensation Act by all his subcontractors, agents, and invitees.

The Contractor shall furnish PREPA a certificate from the State Insurance Fund showing that all personnel employed in the work are covered by the Workmen’s Compensation Insurance, in accordance with this Contract.

B.	Employer’s Liability Insurance

The Contractor shall provide Employer’s Liability Insurance with minimum bodily injury limits of $1,000,000 for each employee and $1,000,000 for each accident, covering against the liability imposed by Law upon the Contractor as a result of bodily injury, by accident or disease, including death arising out of and in the course of employment, outside of and in the course of employment, and outside of and distinct from any claim under the Workmen’s Compensation Act of the Commonwealth of Puerto Rico.

C.	Commercial General Liability Insurance

The Contractor shall provide a Commercial General Liability Insurance with limits of $1,000,000 per occurrence and $1,000,000 aggregate. This Policy shall include a completed operations.

D.	Automobile Liability Insurance

The Contractor shall provide an Automobile Liability Insurance with limits of $1,000,000 combined single limit covering all owned, non-owned and hired automobiles.

Requirements under the Policies:

The Commercial General Liability and Automobile Liability Insurance required under this Contract shall be endorsed to include:
a.    As additional insured:

Puerto Rico Electric Power Authority
Risk Management Office
PO Box 364267
San Juan, PR 00936-4267

b.     30 day cancellation or nonrenewable notice to be sent to the above address.

c.     An endorsement including this Contract under contractual liability coverage and identifying it in number, date and parties to the contract.

d. Waiver of Subrogation in favor of PREPA.

e.     Breach of Warranties or Conditions: “The breach of any of the Warranties or Conditions in this policy by the Contractor shall not prejudice PREPA’s rights under this policy.”

ARTICLE 13: Independent Contractor

1)
PREPA and the Contractor agree that Contractor’s status hereunder and the status of any agents, employees and subcontractors engaged by the Contractor shall be that of an independent contractor only and not that of an employee, agent, director or officer of PREPA nor shall they be considered a public servant of neither PREPA nor the Commonwealth of Puerto Rico. The Contractor recognizes that its personnel shall not be entitled to employment benefits such as vacations, sick leave, retirement benefits and other benefits from PREPA because of its condition as an independent contractor. Neither the Contractor nor its personnel shall have any power or right to enter into contracts on behalf of PREPA. No provision of this Contract shall be deemed to create an employment relationship between Contractor or his employees and PREPA.

2)
The employees of Contractor engaged in performing services hereunder will be considered employees of Contractor for all purposes and will under no circumstances be deemed to be employees of PREPA. PREPA will have no supervisory power or control over any such Contractor’s employees and any complaint or change in procedure will be communicated transmitted by PREPA to Contractor who will in turn promptly give any necessary instructions to its own personnel.

3)
Contractor will be responsible for the direct supervision of its employees through its designated representative and such representative will in turn, report to and confer with the designated agents of PREPA with respect to the services.

4)
Except as expressly provided otherwise in this Master Services Agreement, Contractor agrees to assume full and complete responsibility for any and all liability to its employees on account of injury, disability, and death resulting from, or sustained by said employees in the performance of the services defined herein.

5)	At PREPA’s request, Contractor will immediately remove from service any employee whose acts or omissions will be a violation of applicable law or constitute a breach of this.

6)
Both parties agree to accept full and exclusive liability for the payment of any and all taxes, contributions, and other payments for unemployment compensation and/or pension benefits, Worker’s Compensation, employers liability insurance or annuities now or hereafter imposed upon employers as applicable to them with respect to its employees and each party will make such payments and will make and file any and all reports and returns and take all other actions do all other things necessary to comply with the laws imposing such taxes, contributions, or other payments.

7)
Contractor represents and warrants that the employees used in the performance of the services hereunder will have the qualifications, skills and experience necessary to perform the services and will have the work records as represented to PREPA.

8)	In the performance of the Contract, Contractor will comply with all applicable statutes, regulations, ordinances pertaining to nondiscrimination in employment and facilities.

Contractor agrees to hold PREPA harmless and to indemnify and defend PREPA in full for any and all damages, claims, assessments, penalties, liabilities, charges, attorney’s fees or other losses incurred during or following the term of this Contract, which result from any assertion, claim, determination or adjudication that Contractor or any of its employees are employees of PREPA, including, but not limited to, any claim, determination or adjudication made pursuant to the Internal Revenue Code, any of Puerto Rico Unemployment laws and regulations, Compensation Law, or any other federal, state or local wage, employment, insurance, labor and other laws, statutes, regulations and ordinances.

ARTICLE 14: Termination

1)
Notwithstanding anything to the contrary in this Contract regarding its term, PREPA may, at any moment, terminate, cancel or accelerate its expiration, after giving the Contractor not less than thirty (30) days prior notice, for any or no reason, when in PREPA’s judgment such action responds to its best interest.

2)
PREPA may terminate this Contract (or any portion thereof) for any cause if Contractor (i) becomes insolvent, or (ii) in is material breach of the service obligation, which does not otherwise have a specified contractual remedy, and fails to cure the breach within thirty (30) days of notice from PREPA; or fails to commence to cure the material breach and diligently proceed with the cure if it is not possible to cure within thirty (30) days of such notice. If PREPA terminates the Contract, PREPA shall pay to the Contractor all portions of the work completed and for actual, reasonable, and necessary expenses caused by such termination, which shall apply in the case of Termination by either Party for any reason.

3)
If this Contract is so terminated, the Contractor shall be compensated for actual, reasonable, and necessary expenses, including reasonable demobilization costs caused by such termination. The exercise of PREPA’S right to terminate, cancel or rescind the Contract shall not be understood as a waiver by PREPA to any other remedy it may have under this Contract or under the law for delays or breach incurred by the Contractor in the performance of its obligations under the Contract.

4)
Breach By PREPA. Upon written notice to PREPA from Contractor stating that PREPA is in material breach of the Contract, PREPA will immediately remedy such material breach. Where PREPA fails to remedy such material breach within ten (10) days or to promptly initiate and continue in good faith to remedy a material breach that cannot be reasonably remedied in ten (10) days, Contractor will have the right to terminate the Contract upon five (5) days’ notice to PREPA. PREPA further agrees that if it commits a substantially similar material breach more than twice in any one (1) month period, regardless of remedy, Contractor will have the right to terminate the Contract upon notice to PREPA.

ARTICLE 15: Termination Settlement

1)
If the Contract is terminated for any reason, the Contractor shall stop work as specified in the termination notice provided by PREPA, and shall be prohibited from incurring additional obligations of Contract funds. PREPA may allow costs that the Contractor could not reasonably avoid during the termination process to the extent that said costs are determined to be necessary and reasonable.

2)
In the event of a termination, all work in process, finished or unfinished documents, data, studies, surveys, drawings, maps, models, photographs, reports, property and any other items or deliverables prepared by the Contractor that would be furnished to PREPA, the Commonwealth of Puerto Rico, or the Federal government if the Contract had been fully performed shall, unless otherwise stated in writing by PREPA, become PREPA’s property.

3)
Following termination, the Contractor shall submit a final termination settlement proposal to PREPA in the form and with the certification prescribed by PREPA. The Contractor shall submit the final termination settlement proposal promptly, but no later than one year from the effective date of termination, unless extended in writing by PREPA upon written request of the Contractor within this one-year period. The Contractor and PREPA may agree upon the whole or any part of the amount to be paid or remaining to be paid because of the termination. The amount may include a reasonable allowance for profit on work done. However, the agreed amount may not exceed the total Contract price as reduced by (1) the amount of payments previously made and (2) the Contract price of work not terminated. The Contract shall be modified, and the Contractor paid the agreed amount.

ARTICLE 16: Permits and Licenses

The Contractor shall obtain and maintain all the licenses, permits, and authorizations required to perform all services, works, operations and tasks under this Contract, and shall send all notices, pay all fees and related costs, and will comply and will have its subcontractors and agents comply with all laws, ordinances, rules, and regulations applicable to the work.

ARTICLE 17: Minimum Wage Rates

Laborers and other employees engaged under this Contract shall be paid not less than the minimum wages rates prescribed by law. PREPA may withhold from any monies due to the Contractor any sum necessary to make up the full amount of wages due under this Contract and may distribute it directly to those entitled thereto hereunder.

ARTICLE 18: Contingent Fees

The Contractor guarantees that he has not employed any person to solicit or secure this Contract upon any agreement for a commission percentage, brokerage or contingent fee. Breach of this guarantee shall give PREPA the right to annul the Contract or, at its discretion to deduct from the Contract price or consideration the amount of such commission, percentage, brokerage or contingent fees. This guarantee shall not apply to commission’s payable by contractors upon contract or sales secured or made through bona fide established commercial or selling agencies maintained by the Contractor for the purpose of securing business.

ARTICLE 19: Other Contracts

PREPA may award other contracts for additional work, and the Contractor shall fully cooperate with such other contractors of this Contract, and carefully fit his own work to that provided under other contracts as may be directed by the Contracting Officer. The Contractor shall not commit or permit any acts which interfere with the performance of work by any other Contractor.

ARTICLE 20: Official not to Benefit

No officer, employee or agent of PREPA, or of the Government of the Commonwealth of Puerto Rico or Municipal Governments, shall be admitted to any share or part of this Contract or to any benefit that may arise there from, but this provision shall not be construed to extend to this Contract if made with a corporation for its general benefit.

In addition to the restrictions and limitations established under the provisions of Act 1-2012, as amended, retired or former officers or employees of PREPA, whose work was in any way related to the award or management of contracts, shall in no way benefit from any contract with PREPA for a period of two (2) years after leaving employment with or ceasing services to PREPA.

ARTICLE 21: Conflict of Interest

The Contractor certifies that none of its representatives under this Contract receive payment or compensation of any nature, for services rendered regularly through an appointment to a governmental agency, body, public corporation or municipality of Puerto Rico. The Contractor also certifies that he may have consulting services contracts with other governmental agencies or bodies, but such condition does not constitute a conflict of interest for the Contractor.

The Contractor acknowledges that in executing the services pursuant to Contract it has a duty of complete loyalty towards PREPA which includes not having adverse interests to those of PREPA related to the services. Those adverse interests include representation of clients which have or may have opposed interests to those of PREPA in relation to the services. Also, the Contractor shall have the continuous obligation to disclose to PREPA all information and circumstances of its relations with clients and third persons and any interest which could reasonably influence PREPA when executing this Agreement or during its term.-

1)
The Contractor represents conflicting interests when on behalf of a client he must contend for that which it is his duty to oppose to comply with its obligations with another previous, present or potential client. Also, the Contractor represents conflicting interests when his conduct is described as such in the canons of ethic applicable to the Contractor and his personnel or in the laws or regulations of the Commonwealth of Puerto Rico.

2)
In the event that any of the partners, directors or employees of the Contractor should incur in the conduct described herein, said conduct shall constitute a violation to the prohibitions provided herein. The Contractor shall avoid even the appearance of the existence of conflicting interests.

3)
The Contractor acknowledges that the PREPA’s Chief of Supply Chain Division and Contracting Officer shall have the power to intervene the acts of the Contractor and/or its agents, employees, and subcontractors regarding the enforcement of the prohibitions contained herein. In the event that PREPA should discover the existence of adverse interests with the Contractor, the Chief of Supply Chain Division and Contracting Officer shall inform the Contractor, in writing, of PREPA’s intention to terminate this Contract within a thirty (30) day period. During said period, the Contractor may request a meeting with the Chief of Supply Chain Division and Contracting Officer to present his arguments regarding the alleged conflict of interests, which meeting shall be granted by PREPA in every case of alleged conflict of interests. In the event that the Contractor does not request such a meeting during the specified thirty (30) day period or the controversy is not satisfactorily settled during the meeting, this Contract shall be cancelled.

4)
The Contractor certifies that, at the time of award of this Contract, it does not have any other contractual relation that can enter in a conflict of interest with this Contract. The Contractor also certifies that no public employee has any personal or economical interest in this Contract.

ARTICLE 22: Claims for Labor and Materials

1)
Conditions upon timely payment from PREPA pursuant to the terms of this Master Service Agreement, the Contractor shall, at his own expense, assume the defense of and save harmless PREPA from claims for labor and materials and not suffer any mechanics or other liens to remain outstanding against any of the property used in connection with the work; and shall, on request, furnish satisfactory evidence that all persons who have done work or furnished materials have been fully paid. If the Contractor fails to comply with his obligations in this respect, PREPA may take such liens or claims and may withhold from any monies due to the Contractor such amounts as may be necessary to satisfy and discharge any such claims and any cost and expenses incidental thereto.

ARTICLE 23: Unfair Labor Practice

1)
In the event that the Contractor or any of his subcontractors or agents do not comply with an order issued by the Puerto Rico Labor Relations Board and/or the National Labor Relations Board upon their finding that the Contractor or any of his subcontractors or agents have committed an unfair labor practice, no further payments shall be made by PREPA to the Contractor after the date of said order. In addition, the Contract may be terminated by PREPA, in which case PREPA may take possession of the materials, tools, and appliances on the job site and finish the work by whatever method it may deem expedient.

2)
Any declaration by the Puerto Rico Labor Relations Board and/or by the National Labor Relation Board that the contractors or agents have not complied with an order issued by the Board relating to any unfair labor practice, shall be binding, final and conclusive unless such order is reversed or set aside by a Court of competent jurisdiction.

ARTICLE 24: Novation

The Contractor and PREPA expressly agree that no amendment or change order which could be made to this Contract, during its term, shall be understood as a contractual novation, unless both parties agree to the contrary, specifically and in writing. This previous provision shall be equally applicable in such other cases where PREPA gives the Contractor a time extension for the compliance of any of its obligations under the Contract or where PREPA dispenses the claim or demand of any of its credits or rights under this Contract.

ARTICLE 25: Patents and Copyrights

The Contractor, at its own expense, shall defend any suit or action brought against PREPA based on a claim that any equipment or part thereof, copyright or un-copyrighted composition, secret process, patented or unpatented invention, article, or appliance manufactured or used in the performance of this Contract, including their use by PREPA, constitutes an infringement of any patents or copyrights of the United States, if notified promptly in writing by PREPA, and given the authority, information, and assistance for the defense of the same, and the Contractor shall pay all damages and costs awarded therein against PREPA. If, in such suit, the equipment or any part thereof, or the composition, secret process, invention, article or appliance is held to constitute infringement and its use is enjoined, the Contractor, at its option and expense, shall either procure for PREPA the right to continue using the same. Also, can replace it with non-fringing equipment, composition, secret process, invention, article or appliance, modify it so it becomes non-infringing or remove it and refund the purchase price.

ARTICLE 26. Waiver

No waiver of any breach of this Contract shall be held to be a waiver of any other subsequent breach.

ARTICLE 27: Disputes

All disputes concerning questions of fact arising under this Contract shall be decided by PREPA’s Transmission and Distribution Director within 10 days from the submission of the dispute by Contractor, subject to written appeal by Contractor to the Chief of Supply Chain Division and Contracting Officer within twenty (20) days. Within 10 days thereafter, the Chief of Supply Chain Division and Contracting Officer shall inform each party hereto of his decision regarding the dispute. Contractor, at its option, may elect to accept such decision or pursue remedies at law or equity. Contractor may pursue directly the remedies at law or equity for all disputes. Notwithstanding the terms above, each party has the right at any time, at its option and where legally available, to commence an action or proceeding in a court of competent jurisdiction.

ARTICLE 28: Payment to Contractor

Upon completion and acceptance of all work required hereunder, the amount due to the Contractor under this Contract will be paid upon the presentation of a properly executed and duly certified invoice therefore, after the Contractor shall have furnished PREPA with a release, if required, or all claims against PREPA arising under and by virtue of this Contract, other than such claims if any, as may be specifically excepted by the Contractor form the operation of the release in stated amounts to be set forth therein; provided that, the amount of such excepted claims is not included in the invoice for final payment.

All invoices submitted by the Contractor shall be subject to PREPA’s approval before being paid, and its payment shall be done within three (3) days after the date of its approval by PREPA. All invoices submitted by the Contractor shall include the Certification established in Article 3, Consideration, in order to proceed with its payments.

ARTICLE 29: Compliance with Laws, Regulations, and Executive Orders

The Contractor acknowledges that starting on October 25, 2017, FEMA financial assistance will be used to fund this Contract. From and after this date, the Contractor shall comply with applicable Federal and Commonwealth of Puerto Rico laws, regulations, executive orders, policies, procedures, and directives, including but not limited to the Federal Cost Principles set forth in 2 C.F.R. Part 200 for Contractor’s material costs, and applicable FEMA regulations in 44 C.F.R.

Chapter I. Any failure to secure approvals or funding from FEMA or some other source (except due to the Contractor’s sole fault) shall not relieve PREPA from its obligations for payment under this Contract.

ARTICLE 30. Debarment, Suspension, and Ineligibility

1)
The Contractor represents and warrants that the Contractor, it principals, and affiliates have not been debarred, suspended, or placed in ineligibility status under the provisions of 2 C.F.R. pt. 180 and 2 C.F.R. pt. 3000 (government debarment and suspension regulations). The Contractor represents and warrants that it will not enter into any contracts or subcontracts with any individual or entity which has been debarred, suspended or deemed ineligible under those provisions. During the term of this Contract, the Contractor will periodically review SAM.gov and local notices to verify the continued accuracy of this representation.  The Contractor shall require all subcontractors at every tier to comply with this requirement.

2)
This certification is a material representation of fact relied upon by PREPA. If it is later determined that the Contractor did not comply with 2 C.F.R. pt. 180 and 2 C.F.R. pt. 3000, in addition to remedies available to the Commonwealth of Puerto Rico and PREPA, the Federal Government may pursue available remedies, including but not limited to suspension and/or debarment.

ARTICLE 32. Records Retention.
The Contractor agrees to maintain all books, records, accounts and reports and all other records produced or collected in connection with this Contract for a period of not less than three (3) years after the date of final payment and close-out of all pending matters related to this Contract. If any litigation, claim, or audit is reasonably anticipated to arise or is started before the expiration of the 3-year period, the records must be retained until all litigation, claims, or audit findings involving the records have been resolved and final action taken.
ARTICLE 33. Clean Air Act and the Federal Water Pollution Control Act.
The Contractor agrees to comply with all applicable standards, orders or regulations issued pursuant to the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., and the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq. The Contractor agrees to report each violation to PREPA and understands and agrees that PREPA will, in turn, report each violation as required to assure notification to the Commonwealth of Puerto Rico, Federal Emergency Management Agency, and the appropriate Environmental Protection Agency Regional Office. The Contractor agrees to include these requirements in each subcontract exceeding $150,000 financed in whole or in part with Federal assistance.
ARTICLE 34. Change in Law

During the term of this Contract, if there is any change in law, including, but not limited to changes in applicable tax law, which causes an increase in Contractor's costs when supplying the products or services to be acquired by PREPA, Contractor and PREPA shall use commercially reasonable efforts to resolve the situation, including, but not limited to, revising the applicable rates.

ARTICLE 35: Choice of Law

This Contract shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico. Also, the contracting parties expressly agree that only the state courts of Puerto Rico will be the courts of competent and exclusive jurisdiction to decide over the judicial controversies that the appearing parties may have among them regarding the terms and conditions of this Contract.

ARTICLE 36: Separability

If a court of competent jurisdiction declares any of the Contract provisions as null or invalid, such holding will not affect the validity and effectiveness of the remaining provisions of the Contract and the parties agree to comply with their respective obligations under such provisions not included by the judicial declaration.

ARTICLE 37: Correlation of Documents

In case of discrepancy or in the event of any conflict among the different Contract documents such as: Contract, Scope of Services, Código Construcción Eléctrica, Appendixes, and Contractors Proposal per Contract Release, these shall take precedence in the order given. The terms and conditions contained in the Contract shall prevail over any conflictive terms and conditions contained in the Contactors Proposal and any other document expressly referenced in this Contract.

ARTICLE 38: Notice

1)
PREPA agrees to give the Contractor immediate notice of any and all claims for which the Contractor may be liable, and the Contractor agrees to give PREPA immediate notice of any and all claims for which PREPA may be liable.

2)	Any notice to be given hereunder shall be in writing and will be sufficiently served when delivered in person or properly mailed or emailed to the following addresses:

To PREPA:      Puerto Rico Electric Power Authority
PO Box 364267
San Juan, Puerto Rico 00936-4267
Email: ramón.caldas@prepa.com

Attention:	Eng. Edgardo L. Rivera Alvarado

To Contractor:     Cobra Acquisitions LLC
14201 Caliber Drive, Suite 300

Oklahoma City, Oklahoma 73134
Email: mlayton@mammothenergy.com
Attention: Legal Department

ARTICLE 39: Puerto Rico Treasury Department Withholding

PREPA will deduct and withhold at the source to PREPA Net the equivalent of seven percent (7%) from payment for services rendered in Puerto Rico under this Agreement, in compliance with the New Puerto Rico Internal Revenue Code, Law 1-2011, Section 1062.03, as amended. Notwithstanding, the withholding to be done by PREPA as herein stated could be increased to: twenty percent (20%) in the event that PREPA Net is a non-resident individual, which is a U.S. citizen, as provided by the New Puerto Rico Internal Revenue Code, Section 1062.08; or twenty-nine percent (29%) in the event that PREPA Net is a non-resident and non U.S. citizen individual; or a foreign corporation or partnership which is not dedicated to industry or business in Puerto Rico, as provided by the New Puerto Rico Internal Revenue Code, Section 1062.08.

If a Release Letter has been issued to PREPA Net by the Treasury Department, PREPA Net shall be responsible to submit a copy of said Release Letter to PREPA for every calendar year; otherwise, payments under the Agreement shall remain subject to withholding at the source. All invoices shall be segregated by concepts (services, materials, equipment, etc.), to identify the amounts subject to withholding, and avoid undue deductions.

PREPA will deduct and withhold a Special Contribution to PREPA Net the equivalent of one point five percent (1.5%) from payment for services under this Agreement, in compliance with Article 1, Act 48-2013. PREPA shall forward such amounts to the Department of Treasury of Puerto Rico, and shall deliver evidence to PREPA Net of such payments. All amounts withheld pursuant to this clause shall be reimbursed by PREPA to Contractor. Contractor shall include any such reimbursement request as a separate miscellaneous line item on the applicable request for payment.

ARTICLE 40: Discrimination

The Contractor certifies that it is an equal opportunity employer, and does not discriminate by reason of race, color, gender, age, national or social origin, social status, political ideas or affiliation, religion; for being or perceived to be victim or domestic violence, sexual aggression or harassment; for physical or mental disability or veteran status.

ARTICLE 41: Other Taxes

All unemployment, retirement, and other Social Security contributions and taxes; all sales, use and excise, privilege, business and occupational taxes, and any other taxes or fees payable by the Contractor are and shall be included as part of his prices.

ARTICLE 42: Quality Assurance

The Contractor shall use commercially reasonable efforts to establish an adequate quality control program to satisfy all applicable regulation and requirements specified in the procurement documents. The program shall contain all those measures necessary to assure that all basic technical requisites are fulfilled.

PREPA reserves the right to conduct audits and inspections to the facilities, activities, and/or documents; limited to inspection and quality control documents that are strictly related to and relevant to the performance of Contractor’s activities under this Contract; when estimated necessary in order to assure that the quality control program is adequate and is being properly implemented. The Contractor shall provide PREPA access to its facilities and documents; limited to inspection and quality control documents that are strictly related to and relevant to the performance of Contractor’s activities under this Contract; so that PREPA, through audits and inspections can verify the quality of the purchased products or services.

ARTICLE 43: Code of Ethics

Contractor agrees to comply with the provisions of Act of June 18, 2002, No. 84, which establishes a Code of Ethics for the Contractors, Suppliers and Economic Incentive Applicants of the Executive Agencies of the Commonwealth of Puerto Rico.

ARTICLE 44: Complete Agreement

This document, together with all attachments referenced herein, constitutes the complete Agreement between the parties.

ARTICLE 45: Transfer of Funds

If Contractor decides to assign or transfer an amount, due or payable, to which he is entitled for services rendered or goods provided during the term of this Contract, Contractor shall notify PREPA of such transfer of funds, in accordance to the provisions of Act 21-2012. Said notice shall clearly indicate the rights granted, including a copy of the contract under which the assignment or transfer of funds is made, the exact amount of funds to be assigned or transferred, and specific identification information regarding the assignee (full name of the person or company), address and any other contact information.

Contractor acknowledges and agrees that PREPA may deduct any amount, due or payable under this Contract, that Contractor owes; PREPA may retain any said amount if Contractor fails to fulfill its obligations and responsibilities under this Contract, or a claim arises for warranty or defects regarding the services rendered or goods provided under this Contract. Contractor also acknowledges and agrees that PREPA’s payment obligation under any assignment of funds will cease upon payment of the outstanding amounts under this Contract. PREPA shall not be required to make payments or transfer any funds for an amount that exceeds the payment to which Contractor is entitled to under this Contract.

Contractor shall include with its notice of assignment of funds a cashier’s check or money order for two hundred dollars ($200), payable to “Puerto Rico Electric Power Authority”, to cover administrative costs in processing such assignment.

ARTICLE 46: Safety Provisions
The Contractor shall comply with all applicable parts of this Safety Provisions according to the scope of the project. The Contractor shall comply with all applicable federal, state, and local laws, regulations, orders, or decrees in effect during the period of performance. Almost all of the requirements of this Section are not applicable to the scope of Contractor’s Work. Contractor will provide information responsive to any applicable portions.

1)	The Program shall comply with the following minimum requirements of a health and safety program, according with the scope of the project including, but not limited to:

i.	Occupational Exposure to Noise (29 CFR 1910.95)

ii.	Hazardous Materials (29 CFR 1910 Subpart H)

iii.	Personal Protective Equipment (29 CFR 1926 Subpart E)

iv.	Hazard Communication (29 CFR 1910.1200)

v.	Fire Protection (29 CFR 1910 Subpart L)

vi.	Electrical work (29 CFR 1926 Subpart K)

vii.	Tools, Hand and Powered (1926 Subpart I)

viii.	Lockout/Tag out (29 CFR 1910.147)

ix.	Portable Ladders

x.	Electric Power Generation, Transmission and Distribution (29 CFR 1910.269)

2)	The Program shall be revised annually.

3)
It shall include an accident or incident investigation procedure. This procedure will always include the preparation of a report, which will be submitted within five days after accident to the Safety Division of PREPA.

4)	The Contractor shall include a Safety Officer.

5)	Safety inspections and work permit system shall be included.

6)
Before commencement of work, the Contractor shall take part in a coordination meeting with a Safety Officer and the project manager on PREPA’s behalf. During this meeting the areas to be worked on will be toured, the site-specific work plan will be discussed and reviewed, and amendments to it could be required.

7)	The Contractor shall submit, prior to commencement of the work, for evaluation by the Safety Division the following:

a.
A Site Specific Work Plan including: the scope of work, description of the activities to be done, special safety and health considerations to be addressed before commencement of the project, safety procedures to be applied and used during the project specially for excavations, work zone protection, scaffolding and crane operations. It shall also include any other regulation or guidelines related to safety and health that could be applicable to the scope of work, contingency procedures that include how to proceed in an emergency situation, such as fire or chemical spill, among others. Also, identify medical services in the municipality of work to maintain communication in case of any medical emergency.

b.
A list of all specialized personnel needed. Also, include copy of all training certificates, licenses or certifications required, according to the scope of work. For example: tree trimming, crane operator, pesticide applicator, electrician, spill responder, excavations competent person, DOT training for hazardous substances, etc. All these certificates and licenses shall be up to date.

c.	Copy of the Safety Data Sheets (SDS) of all chemical products to be used during the project, for evaluation and approval by the Occupational Safety Division at PREPA (Hazard Communication Section).

d.	Certification of compliance with medical surveillance requirements, according to scope of work.

e.	Certification of compliance with Fit Test requirements for the use of negative pressure respirators if applicable.

f.	Certification of training for the use of personal protective equipment.

8)	Each Contractor/Subcontractor shall adhere to a 100% drug /alcohol free work zone.

9)	The Contractor shall be responsible for maintaining good housekeeping in the work, rest, lunch and toilet areas and under reasonably sanitary conditions.

10)
If the contracted services include demolition activities (as defined per ANSI A10.6 – 1990: Demolition – the dismantling, razing or wrecking of any fixed building or structure or any part thereof) that will be carried out in buildings or structures, that because of their construction date or prior use, are suspected to contain asbestos, lead based paint or other hazardous materials, the contractor will require a certification from the project manager or owner stating that the building or structure is free of such materials.

11)
Services including activities inside buildings occupied by working personnel, that could create a hazard to their safety or health, will be offered after PREPA’S working hours. The exception will be if the contractor could take all the necessary precautions to protect PREPA’s employees and the public from any possible hazard caused by the work. The Contractor will take all steps necessary to assure the area will be free of nuisance odors or vapors before PREPA’s personnel is to reoccupy. All these will be done in coordination with the local supervisor of PREPA.

12)
The Contractor shall assure that all wastes generated by Contractor as a part of the Work are removed and properly disposed of, in accordance with all applicable laws and regulations, at the end of every work shift and after the completion of the project.

13)	All non-contained chemical products to be used shall be classified as Approved or Conditionally Approved by PREPA’s Hazard Communication Section.

14)	Welding operations will comply with the requirements of OSHA, ANSI and NFPA.

15)	If the project involves the handling of non-asbestos insulation or other dust generating materials, like gypsum board, steps shall be taken to prevent the release of the dust to adjacent areas.

16)
The Contractor shall take all reasonable precautions for the safety of, and shall provide all reasonable protection to prevent damage, injury or loss to all employees on the work site and all other persons who may be affected. This shall include property, material and equipment on or off the site, under the care, custody or control of the Contractor or any of the subcontractors.

17)
The Contractor shall comply with all applicable laws, ordinances, rules, regulations and lawful orders of any public authority having jurisdiction for the safety of persons or property or to protect them from damage, injury or loss. Shall erect and maintain, as required by existing conditions and progress of the work, all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent utilities.

18)	If near populated areas, any excavation made by the contractor shall be covered, protected or barricaded after work hours or if it will be left unattended.

19)	The contractor shall notify and coordinate any excavation with the “Centro de Coordinación de Excavaciones y Demoliciones” if applicable.

20)
The work zone near any public road shall be protected using, signs, cones, barricades, etc. in accordance with the MUTCD and DOT. In this conditions, any employee in or around the work zone shall use a reflective vest in accordance with MUTCD.

21)	Access to the work zone shall be prohibited to any person not related to the project by means of signs, barricades, fences or a combination of them.

22)
The Contractor shall designate an employee as their safety officer for the project. The duties of the safety officer could be in addition to his/her normal duties. The safety officer shall be in charge of the prevention of accidents and the implementation of the Safety and Health Program Plan and the Site-specific Plan in coordination with PREPA´s Safety Officer, Project Manager and Resident Engineer. The contractor safety officer shall have a basic training of 30 hours in Occupational Safety and Health Standards for Construction Industry from an approved OSHA Training Center. Evidence of the training shall be submitted if requested by PREPA.

23)	Compliance with all safety provisions by subcontractors shall be the responsibility of the Contractor.

24)	Contractor agrees that it shall perform all work in compliance with federal, state and local occupational safety and health regulations, as described in the Site Specific Work Plan.

25)	Contractor will obtain and maintain, during the duration of the project, the proper permits from all federal, state and local regulatory authorities or other applicable government agency with respect to discharge, disposal, use, storage, handling and transportation of hazardous chemicals and substances as and when applicable law or regulation requires. For projects including the handling of asbestos, lead, or spilled hazardous substances, the notification to EPA or the EQB will be done by the Contractor, but in coordination with the Safety Officer and the Environmental Advisor or Officer.

26)
Contractor will not cause or permit any hazardous chemical or product containing a hazardous chemical to be at, or in the vicinity of, any place where any employee, agent, or contractor of Puerto Rico Electric Power Authority, or any employee of any such agent or Contractor, may be at risk or exposed to hazard as a result thereof during normal use or any foreseeable emergency.

ARTICLE 47. Contract Validity
If one or more clauses of the contract are declared invalid, void, unenforceable or illegal, that shall not affect the validity of the remaining portions of the Contract, which shall remain in full force and effect.

ARTICLE 48. Save and Harmless Clause
PREPA and the Contractor shall jointly save and hold harmless and to indemnify, one another from and against any and all liabilities, claims, demands, suits, losses, damages, costs and expenses (including reasonable attorney fees and court costs) for bodily injury to or death of any third person, or damage to or destruction of any property of third party, caused by any negligent act or omission on the part of the indemnifying party its officers, employees, contractors or agents, except to the extent such liabilities, claims, suits, losses, damages, costs and expenses result from any negligent or willful act or omission on the part of the indemnified party, its officers, employees, contractors or agents in the performance or failure to perform its obligations under the Agreement.

ARTICLE 49. Warranty
Contractor warrants that it shall perform the Services in accordance with the applicable standards of care and diligence at the time of performance of the Services, and which are normally practiced and recognized in performing services of a similar nature (the “Standard”). Should any of the Services provided by Contractor not fulfill the above established Standard, Contractor shall take all necessary corrective measures to rectify such deficient Services, at its own and exclusive cost, whenever such course of action is possible or desirable. The rectification of deficient Services by Contractor shall not be understood as a waiver by PREPA to any other remedy it may have under this Contract or under the law or equity for any damages that Contractor’s may have caused to it by rendering such deficient Services.
ARTICLE 50. Authority
PREPA represents and warrants to Contractor that it has authority to enter into this Contract with Contractor, including, but not limited to with respect to the Government Oversight Board and all other relevant authorities.
ARTICLE 51. Time and Materials

PREPA will pay Contractor upon the submission of invoices approved by PREPA as follows:
51.1    Labor: Payments for labor shall be computed by multiplying the minimum daily rate prescribed in the attached schedule of rates set forth on Exhibit B by the number of days. The daily rates shall include wages, indirect costs, general and administrative expense, and profit.
51.2    Materials: PREPA will reimburse Contractor for allowable cost of materials, including direct materials, subcontracts for supplies and incidental services for which there is not a labor category specified in the Contract, other direct costs (e.g., incidental services for which there is not a labor category specified in the contract, travel, computer usage charges, etc.), and applicable indirect costs in accordance with the terms set forth on Exhibit C.
ARTICLE 52. Waiver of Consequential Damages and Limitation of Liability
In no event shall either party be liable to the other, or their respective employees, subcontractors and/or agents, or any third party, for any indirect, incidental, special, consequential, punitive damages, or lost profits for any claim or demand of any nature of kind arising out of or in connection with this Master Service Agreement or the performance or breach thereof and regardless of whether any such claim arises out of breach of contract or warranty, tort, negligence, product liability, misrepresentation, indemnity, contribution, strict liability, equity, or any other legal theory, even in the parties are advised of the possibilities of such damages.
Notwithstanding anything to the contrary contained in this Contract, the total aggregate liability of Contractor with respect to all claims of any kind whether in contract, warranty, indemnity, tort (including negligence), or other contractual or extra contractual liability of any nature, strict liability, or otherwise, and under any system, theory or principle of law, arising out of the performance or breach of this Contract, or relating to the Services, shall in no event exceed the lesser of (a) $20,000,000, and (b) aggregate amount of all payments made to the Contractor under this Contract.
ARTICLE 52: Modification of Exhibit B and Exhibit C
Contractor and PREPA may supplement or amend the rates set forth on Exhibit B and Exhibit C by written amendment between the parties.
ARTICLE 53: Provisions Required By Law Deemed Inserted
If, through mistake or otherwise, any provision required by FEMA is not contained herein, or is not correctly inserted, then upon the application of either party the Contract shall be amended to make such insertion or correction. If PREPA fails to specifically identify the legal provision to be incorporated into in this Agreement, Contractor shall not be deemed to be in default until such time as PREPA identifies said provision and allows Contractor reasonable time to comply with same, and if compliance results in additional costs to Contractor, an equitable adjustment shall be made to the amounts payable to Contractor.
ARTICLE 54: U.S. Department of Homeland Security Seal, Logo, and Flags
The Contractor shall not use the U.S. Department of Homeland Security seal(s), logos, crests, or reproductions of flags or likenesses of DHS agency officials without specific FEMA pre- approval.

ARTICLE 55: No Obligation by the Federal Government
The Federal Government is not a party to this Contract and is not subject to any obligations or liabilities to PREPA, Contractor, or any other party pertaining to any matter resulting from the Contract.
ARTICLE 56: Modifications and Amendments
No amendment to or modification or other alteration of the Contract shall be valid or binding upon the parties unless made in writing, signed by the parties and, if applicable, approved by the Commonwealth of Puerto Rico.
ARTICLE 57: Assignment
The Contractor shall not assign any interest in this Contract, and shall not transfer any interest in the same (whether by assignment or novation) without prior written approval of PREPA.
ARTICLE 58: Subcontracting
The Contractor may not subcontract any of the Services that it has committed to perform or provide pursuant to this Contract without the prior written approval of PREPA, which consent can be provided via email. Such approvals shall not be unreasonably withheld. Such consent to subcontract shall not relieve the Contractor of its full responsibilities under this Contract. Consent to the subcontracting of any part of the services shall not be construed to be an approval of said subcontract or of any of its terms, but shall operate only as an approval of the Contractor’s request for the making of a subcontract between the Contractor and its chosen subcontractor. The Contractor shall be responsible for all services performed by the subcontractor and all such services shall conform to the provisions of this Contract.
ARTICLE 59: Access to Records

1)
The Contractor agrees to provide PREPA, the Commonwealth of Puerto Rico, the FEMA Administrator, the Comptroller General of the United States, or any of their authorized representatives access to any books, documents, papers, and records of the Contractor which are directly pertinent to this Contract for the purposes of making audits, examinations, excerpts, and transcriptions, during Contractor’s performance of the Contract and for up to three (3) years after Contractor’s receipt of final payment under the Contract. In no event shall PREPA, the Commonwealth of Puerto Rico, the FEMA Administrator, the Comptroller General of the United States, or any of their authorized representatives have the right to audit or review the cost and profit elements of the labor rates specified herein.

2)	The Contractor agrees to permit any of the foregoing parties to reproduce by any means whatsoever or to copy excerpts and transcriptions as reasonably needed.

ARTICLE 60: Program Fraud and False or Fraudulent Statements or Related Acts
The Contractor acknowledges that 31 U.S.C. Chap. 38 (Administrative Remedies for False Claims and Statements) applies to the Contractor’s actions pertaining to this Contract.
ARTICLE 61: Procurement of Recovered Materials

In the performance of this Contract, the Contractor shall make maximum use of products containing recovered materials that are Environmental Protection Agency (“EPA”)- designated items unless the product cannot be acquired—(i) Competitively within a timeframe providing for compliance with the Contract performance schedule; (ii) Meeting Contract performance requirements; or (iii) At a reasonable price. Information about this requirement, along with the list of EPA-designated items, is available at EPA’s Comprehensive Procurement Guidelines web site, https://www.epa.gov/smm/comprehensive-procurement-guideline-cpg-program.
ARTICLE 62: Compliance with the Contract Work Hours and Safety Standards Act (40 U.S.C. §§ 3701-3708) as supplemented by Department of Labor regulations (29 CFR part 5)

1)
Overtime. In accordance with and subject to the provisions of the Contract Work Hours and Safety Standards Act, all laborers (including watchmen and guards) and mechanics employed by the Contractor or subcontractors shall receive overtime compensation at a rate not less than one and one-half times the basic rate of pay for all hours worked in excess of forty hours in a workweek. The Contractor and subcontractors shall comply with all regulations issued pursuant to the Contract Work Hours and Safety Standards Act, and with other applicable Federal laws and regulations pertaining to labor standards.

2)
Violation; liability for unpaid wages; liquidated damages. In the event of any violation of the clause set forth in paragraph (a) of this section the Contractor and any subcontractor responsible therefor shall be liable for the unpaid wages. In addition, such Contractor and subcontractor shall be liable to the United States and/or Commonwealth of Puerto Rico for liquidated damages of $10 for each calendar day a laborer or mechanic worked more than the standard forty-hour workweek without receiving overtime pay. Such liquidated damages will be calculated separately for each laborer or mechanic that worked more than of forty hours in a week without receiving overtime wages as required under paragraph (a) of this section.

3)
Withholding for unpaid wages and liquidated damages. The Commonwealth of Puerto Rico shall upon its own action or upon written request of an authorized representative of the United States Department of Labor withhold or cause to be withheld, from any moneys payable on account of work performed by the Contractor or subcontractor under any such contract or any other Federal contract with the same prime Contractor, or any other federally-assisted contract subject to the Contract Work Hours and Safety Standards Act, which is held by the same prime Contractor, such sums as may be determined to be necessary to satisfy any liabilities of such Contractor or subcontractor for unpaid wages and liquidated damages as provided in the clause set forth in paragraph (b) of this section.

4)
Subcontracts. The Contractor or subcontractor shall insert in any subcontracts the clauses set forth in paragraph (a) through (d) of this section and also a clause requiring the subcontractors to include these clauses in any lower tier subcontracts. The prime Contractor shall be responsible for compliance by any subcontractor or lower tier subcontractor with the clauses set forth in paragraphs (a) through (d) of this section.

ARTICLE 63: Byrd Anti-Lobbying Amendment, 31 U.S.C. § 1352 (as amended)
Contractors who apply or bid for an award of $100,000 or more shall file the required certification attached as Appendix A to this Contract. Each tier certifies to the tier above that it will not and has not used Federal appropriated funds to pay any person or organization for influencing or attempting to influence an officer or employee of any agency, a member of Congress, officer or employee of Congress, or an employee of a member of Congress in connection with obtaining any Federal contract, grant, or any other award covered by 31 U.S.C. § 1352. Each tier shall also disclose any lobbying with non-Federal funds that takes place in connection with obtaining any Federal award. Such disclosures are forwarded from tier to tier up to PREPA and the Commonwealth of Puerto Rico.
ARTICLE 64: Reporting Requirements
The Contractor shall complete and submit all reports, in such form and according to such schedule, as may be required by PREPA.
ARTICLE 66: Equal Opportunity
During the performance of this contract, the Contractor agrees as follows:

1)
The Contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex, sexual orientation, gender identity, or national origin. The Contractor will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, sexual orientation, gender identity, or national origin. Such action shall include, but not be limited to the following: Employment, upgrading, demotion, or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this nondiscrimination clause.

2)
The Contractor will, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, sexual orientation, gender identity, or national origin.

3)
The Contractor will not discharge or in any other manner discriminate against any employee or applicant for employment because such employee or applicant has inquired about, discussed, or disclosed the compensation of the employee or applicant or another employee or applicant. This provision shall not apply to instances in which an employee who has access to the compensation information of other employees or applicants as a part of such employee’s essential job functions discloses the compensation of such other employees or applicants to individuals who do not otherwise have access to such information, unless such disclosure is in response to a formal complaint or charge, in furtherance of an investigation, proceeding, hearing, or action, including an investigation conducted by the employer, or is consistent with the contractor’s legal duty to furnish information.

4)
The Contractor will send to each labor union or representative of workers with which it has a collective bargaining agreement or other contract or understanding a notice advising the labor union or workers’ representative of the Contractor’s commitments under section 202 of Executive Order 11246 of September 24, 1965, as amended, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

5)	The Contractor will comply with all provisions of Executive Order 11246, and of the rules, regulations, and relevant orders of the Secretary of Labor.

6)
The Contractor will furnish all information and reports required by Executive Order 11246, and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to his books, records, and accounts by [contracting agency or municipality], the Commonwealth of Puerto Rico, and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

7)
In the event of the Contractor’s non-compliance with the nondiscrimination clauses of this Contract or with any of such rules, regulations, or orders, this Contract may be canceled, terminated or suspended in whole or in part and the Contractor may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order 11246, and such other sanctions may be imposed and remedies invoked as provided in Executive Order 11246, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

8)
The Contractor will include the provisions of paragraphs (a) through (h) in every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to section 204 of Executive Order 11246, so that such provisions will be binding upon each subcontractor or vendor. The Contractor will take such action with respect to any subcontract or purchase order as may be directed by the Secretary of Labor as a means of enforcing such provisions including sanctions for noncompliance: Provided, however, that in the event the Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction, the Contractor may request the United States to enter into such litigation to protect the interests of the United States.

ARTICLE 67: FEMA Disaster Assistance Survivor/Registrant Data.

1)
If the Contractor has access to Disaster Assistance Survivor/Registrant data, or any other personally identifiable information, the Contractor shall comply with the provisions of the Terms and Conditions for Sharing FEMA Disaster Assistance Survivor/Registrant Data with State Governments set forth in the FEMA-Commonwealth Agreement for FEMA-4339-DR-PR (attached as Exhibit B).

2)
The Contractor shall indemnify, defend, and hold harmless PREPA and the Commonwealth of Puerto Rico for any and all costs associated with the defense of that litigation, including costs and attorneys’ fees, settlements, or adverse judgments arising from the Contractor’s failure to comply with the requirements of Exhibit B.

ARTICLE 68: Penalties, Fines, and Disallowed Costs.
By executing this Contract, PREPA hereby represents and warrants that FEMA has reviewed and approved of this Contract, and confirmed that this Contract is in an acceptable form to qualify for funding from FEMA or other U.S. Governmental agencies. If, as a result of any uncured violation of applicable law by Contractor, any U.S. Federal agency or the Commonwealth of Puerto Rico disallows or demands repayment for costs incurred in the performance of this Contract, or if any penalty is imposed due to an act or omission by the Contractor, the Contractor shall be responsible for such penalty, disallowed costs, or repayment demand to the extent of its fault and/or responsibility, and shall reimburse PREPA in full within ten (10) days of determination of its appropriate share of such penalty, disallowance, or repayment demand. Any monies paid by the Contractor pursuant to this provision shall not relieve the Contractor of liability to PREPA for damages sustained by PREPA by virtue of any other provision of this Contract.

ARTICLE 69: Compliance with Commonwealth of Puerto Rico Contracting Requirements
The Contractor shall comply will applicable Commonwealth Law, Regulations or Executive Orders that regulate the contracting process and requirements of the Commonwealth of Puerto Rico. Particularly: Act No. 237-2004 as amended that establishes uniform contracting requirements for professional and consultant services for the agencies and governmental entities of the Commonwealth of Puerto Rico and the Puerto Rico Department of Treasury Circular Letter Number 1300- 16-16. Available at:http://www.hacienda.pr.gov/publicaciones/carta-circular-num-1300-16-16. Subject to the availability of the respective Government of Puerto Rico Department Offices, the Contractor shall provide the following certifications and sworn statement as applicable in a term of fifteen (15) days after the execution of this Contract:

1)
An Income Tax Return Filing Certificate, issued by the Treasury Department of Puerto Rico, Area of Internal Revenues, assuring that Cobra Acquisitions LLC has filed his Income Tax Return for the last five (5) years.

2)
Certification issued by the Treasury Department of Puerto Rico which indicates that it does not owe taxes to the Commonwealth of Puerto Rico; or is paying such taxes by an installment plan in full compliance with its terms.

3)	Sales and Use Tax Filing Certificate, issued by the Treasury Department of Puerto Rico, Area of Internal Revenues.

4)
Certification issued by the Treasury Department of Puerto Rico which indicates that it does not owe Puerto Rico Sales and Use Taxes to the Commonwealth of Puerto Rico; or is paying such taxes by an installment plan in full compliance with its terms.

5)	Certification issued by the Municipal Revenues Collection Center (MRCC), assuring that Cobra Acquisitions LLC does not owe any tax to such governmental agency.

6)
Certification issued by Municipal Revenues Collection Center (MRCC) demonstrating that Cobra Acquisitions LLC has filed the Personal Property Tax Return to such governmental agency. Additionally, if Cobra Acquisitions LLC does not own personal property in the Commonwealth of Puerto Rico, Cobra Acquisitions LLC shall provide a sworn statement which states that:

a)    Its income is derived and paid for professional services (explain the nature of such services);
b)    During the last five years, Cobra Acquisitions LLC has not owned personal property in the Commonwealth of Puerto Rico;
c)    For the reasons above stated, Cobra Acquisitions LLC is not required to file Personal Property Tax in the Commonwealth of Puerto Rico as established in Article 6.03 of Act 83 of august 1991 and therefore a Personal Property Tax file does not exist for Cobra Acquisitions LLC in the MRCC.

7)
Certification, issued by the Department of Labor and Human Resources of Puerto Rico, assuring that Cobra Acquisitions LLC has paid to the Department of Labor and Human Resources of Puerto Rico its employees' contribution, in accordance with the Puerto Rico

Employment Security Act (unemployment, temporary disability or sickness, or social security for chauffeurs); or is paying such contribution by an installment plan in full compliance with its terms.

8)	Certification, issued by the Child Support Administration, assuring that the Cobra Acquisitions LLC is in compliance with the withholdings required by ASUME.

9)	Copy of the Merchant’s Registration Certificate.

10)
A sworn statement to the effect that, as of the Effective Date, neither Cobra Acquisitions LLC nor its president, vice-president, directors, executive director, members of its board of directors or board of officers, nor any of its officials or persons performing equivalent functions for the Cobra Acquisitions LLC; nor its subsidiaries or alter egos have been convicted of, nor have they pled guilty, in Puerto Rico, in the federal jurisdiction, in any state or territory of the United States of America or in any country, to any crime as enumerated in Article 3 of Public Law 458 of December 29, 2000 of the Commonwealth of Puerto Rico, as amended. In accordance with Article 6 of Public Law 458 of December 29, 2000 of the Commonwealth of Puerto Rico, as amended, Cobra Acquisitions LLC acknowledges that its conviction or guilty plea for any of the crimes as enumerated in Article 3 of such Act shall entail, in addition to any other applicable penalty, the automatic rescission of this Contract. In addition, but only to the extent required by Public Law 458, PREPA shall have the right to demand the reimbursement of payments made pursuant to this Contract that directly result from the committed crime.

11)
Good Standing Certificate and Certificate of Authorization to do business in Puerto Rico, both issued by the Department of State of Puerto Rico (called “Certificado de Good Standing” in the website) or its equivalent.

12)
Compliance with Act No. 1 of Governmental Ethics: The Contractor will certify that it is in compliance with Act 1 of January 3, 2012, as amended, known as the Ethics Act of the Government of Puerto Rico, which, stipulates that, no employee or executive of the Contractor, nor any member of his/he immediate family (spouse, dependent children or other members of his/her household or any individual whose financial affairs are under the control of the employee) shall have any direct or indirect pecuniary interest in the services to be rendered under this Contract, except as may be expressly authorized by the Governor of Puerto Rico in consultation with the Secretary of Treasury and the Secretary of Justice of the Government. 3 L.P.R.A. § 8611 et seq.;

13)
Law 168-2000: Law for the Strengthening of the Family Support and Livelihood of Elderly People: The Contractor will certify that if there is any Judicial or Administrative Order demanding payment or any economic support regarding law number 168-2000 as amended the same is current and in all aspects in compliance. Act 168-2000 “Law for the Strengthening of the Family Support and Livelihood of Elderly People” in Spanish: “Ley para el Fortalecimiento del Apoyo Familiar y Sustento de Personas de Edad Avanzada”, 3 L.P.R.A. §8611 et seq.

14)
Law Num. 127, May 31, 2004: Contract Registration in the Comptroller’s Office of Puerto Rico Act: Payment for services object of this Contract will not be made until this Contract is properly registered in the Office of the Comptroller of the Government of Puerto Rico pursuant to Law Number 18 of October 30, 1975, as amended.

15)
Thirty-Days for Compliance. The Emergency Order provides that all Agencies or Municipalities of the Commonwealth of Puerto Rico will have 30 days after the state of emergency is finished to register the signed document to the Office of the Comptroller of the Government of Puerto Rico. Executive Order OE-2017-053.

16)	Law Num. 84 June, 2012 Code of Ethics for Contractors, Suppliers and Seekers of Economic Incentives of the Executive Agencies of the Commonwealth of Puerto Rico: No employee or officer of PREPA as well as any member of their families can have any interest in the earnings or benefits from this Contract, according with Law No. 84, June 18, 2002. The Contractor acknowledges that it must read the Ethics Code for Contractors, Suppliers, and Applicants of Economic Incentives from the Government of Puerto Rico Agencies known in Spanish as Código de Ética para Contratistas, Suplidores y Solicitantes de Incentivos Económicos de las Agencias Ejecutivas de Puerto Rico. Such law can be found at: http://www.lexjuris.com/lexlex/leyes2002/lexl2002084.htm . The Contractor certifies that it will read such law and that in the event it cannot access the online version it will notify the Agency of Municipality in order to obtain printed copy of the law. Failure to require printed copy of the law to the Agency of Municipality will be evidence that the Contractor was able to find it online and read it as required.

17)
Consequences of Non-Compliance: The Contractor expressly agrees that the conditions outlined throughout Article 69 are essential requirements of this Contract; consequently, should any one of these representations, warrants, and certifications be incorrect, inaccurate or misleading, in whole or in part, and should such non-compliance not be cured within thirty (30) days, there shall be sufficient cause for PREPA to terminate this Contract.

ARTICLE 70. Entire Agreement
The terms and conditions contained herein constitute the entire agreement between PREPA and the Contractor with respect to the subject matter of this Contract, and supersede all communications, negotiations, and agreements of the parties, whether written or oral, other than these, made prior to the signing of this Contract.

IN WITNESS WHEREOF, the Parties hereto have executed this Contract this 19th day of October of 2017, in San Juan, Puerto Rico.
Puerto Rico Electric Power Authority        Cobra Acquisitions LLC

/s/ Ricardo Luis Ramos Rodriguez	/s/ Arty Straehla
Ricardo Luis Ramos Rodríguez	Arty Straehla
Executive Director	Chief Executive Officer
Employer Social Security XXXXXXXXX	Employer Social Security XXXXXXXXX

EXHIBIT A
Contractor’s Proposal
See Attached

EXHIBIT B
Contractor’s Rate Schedule

Line Item	QTY	Billable Daily Rate	Extended Daily billable rate	120 day minimum
Blended rate, skilled linemen and equipment, Transmission/Distribution/Substation	250	$4,000	$1,000,000	$120,000,000
550 Man Camp, All-inclusive/lodging, power, water, meals, laundry	1	$155,000	$155,000	$18,600,000
Security Team	104	$2,000	$208,000	$24,960,000
Logistics team (Island)	50	$2,500	$125,000	$15,000,000
Management Team, Operations & Safety	30	$2,500	$75,000	$9,000,000

Total of Minimum Daily Requirements	434			$187,560,000
Mobilization/Demobilization and other reimbursable items shall be paid on a cost reimbursement basis consistent with the Cost Principles in 2 C.F.R. Part 200, Subpart E.
The daily minimum amount due hereunder shall be $1,563,000

Contemporaneously with the execution of this Contract, PREPA will pay to Contractor a lump sum payment in the amount of $15,000,000 (the “Deposit”), to be applied to the final invoices.
All amounts due to the Contractor under this Contract will be paid by wire transfer in U.S. Dollars in immediately available funds to the account provided to PREPA in writing unless and until PREPA receives written notice in accordance with the terms of this Contract of a change in such account instructions.
Any expenses of Contractor that are not specifically listed in this Exhibit B shall be subject to a specific work order to be provided to PREPA by Contractor for approval before such expenses are incurred by Contractor.
In the event that any amounts to be paid to Contractor under this Contract are subject to any taxes (including withholding) imposed by any governmental authority of Puerto Rico in excess of 8.5% and Contractor has not obtained an exemption from such taxes, the amount to be paid to Contractor shall be increased by an amount that, after the payment of such taxes, leaves Contractor with the amount that Contractor would have received if Contractor had been exempt from all such taxes.

EXHIBIT C
Contractor’s Standard Equipment and Tooling Schedule
Contractor’s composite day rate for labor and standard equipment has been developed based on supplying the following types of equipment listed below.
Any equipment or specialized tooling not indicated below and used on a one-time basis shall be considered a reimbursable item and shall be reimbursed at cost. Any equipment or specialized tooling not indicated below and used on a long-term basis shall be considered a reimbursable item and shall be reimbursed based on actual rental.
Reimbursable items shall also be defined to include but not be limited to, any items and costs associated with mobilization and demobilization. Reimbursable items such as fuel surcharges, Contractor-furnished permanent materials and equipment costs will be reimbursed at cost.

Any expenses of Contractor that are not specifically listed in this Exhibit C shall be subject to a specific work order to be provided to PREPA by Contractor for approval before such expenses are incurred by Contractor.

Equipment Type	QTY
55'-60' 4x2/tracked	80
100-105 6x6/tracked	6
47' 4x4 4047/tracked	40
80' 6x6 General / tracked	3
Truck Cranes
50 ton Manitex	2
Pressure Diggers
Pressure Diggers	5
Pullers
3500-4000# four drum	10
Tensioners
72" bullwheel	10
Pick Up Trucks
Pick Up Trucks	60
Specality Trucks
reel trailer small	20
Flat bed hual truck	4
Standard Haul Truck	12
Heavy Hual Truck wet kit	2
132K# Load King Low boy	2
80k Stretch	6
60k drop deck	6
Rotary Aircraft
MD 500	5
273

APPENDIX A
Form of Certification
Certification Regarding Compliance With
The Byrd Anti-Lobbying Amendment, 31 U.S.C. § 1352

The Contractor hereby certifies to the best of its knowledge and belief that:

(1) No Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on his or her behalf in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment or modification of any Federal contract, grant, loan, or cooperative agreement;

(2) If any funds other than Federal appropriated funds (including profit or fee received under a covered Federal transaction) have been paid, or will be paid, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on his or her behalf in connection with this solicitation, the offeror shall complete and submit, with its offer, OMB standard form LLL, Disclosure of Lobbying Activities, to the Contracting Officer;

(3) He or she will include the language of this certification in all subcontract awards at any tier and require that all recipients of subcontract awards in excess of $150,000 shall certify and disclose accordingly; and

(4) This certification is a material representation of fact upon which reliance is placed when this transaction was made or entered into. Submission of this certification and disclosure is a prerequisite for making or entering into this contract imposed by section 1352, title 31, United States Code. Any person making an expenditure prohibited under this provision or who fails to file or amend the disclosure form to be filed or amended by this provision, shall be subject to a civil penalty of not less than $10,000, and not more than $100,000, for each such failure.

SIGNATURE:
_________________________________________________________________

COMPANY NAME:
_________________________________________________________________

DATE:________________